Exhibit 99.1

Floor & Decor Holdings, Inc. Announces Appointment of Nada Aried
to the Board of Directors
ATLANTA--(BUSINESS WIRE)--November 1, 2024--Floor & Decor Holdings, Inc. (the “Company” or “Floor & Decor”) (NYSE: FND) announced today that Nada Aried, Executive Vice President and Chief Digital Technology Officer of Safelite Autoglass, has been appointed to the Company’s Board of Directors, effective January 1, 2025.
The Company also announced that Peter Starrett is retiring from its Board of Directors, effective February 28, 2025.
Tom Taylor, CEO of Floor & Decor, said, “We are thrilled to welcome Nada to our Board. She will bring deep expertise on the intersection of technology and retail, and we believe that she will provide significant insights to our Board in its oversight of our enterprise digital strategies, including the technology upgrades we’re currently undertaking, cybersecurity, and our connected customer experience. We also want to thank Peter for his many valuable contributions to our Company over the last 14 years.”
About Ms. Aried
Ms. Aried has over 30 years of experience in specialty retail and services with leadership roles in technology, omni-channel, digital, supply chain and enterprise functions. Ms. Aried currently serves as the Executive Vice President and Chief Digital Technology Officer of Safelite Autoglass, a leading provider of vehicle glass repair, replacement and recalibration services in the U.S., which she joined in October 2024. From October 2020 to September 2024, Ms. Aried served as Executive Vice President and Chief Information Officer of Bath & Body Works, Inc., a global leader in personal care and home fragrance. Ms. Aried began her career with L Brands companies in 1993, serving in a number of roles of increasing responsibility, including most recently Senior Vice President, Enterprise and Supply Chain Applications for L Brands from 2016 to 2020. Ms. Aried received a bachelor’s degree in finance from the University of Toledo, a bachelor’s degree in English literature from The Ohio State University, and an M.B.A. from Ohio University.
About Floor & Decor Holdings, Inc.
Floor & Decor is a multi-channel specialty retailer and commercial flooring distributor operating 241 warehouse-format stores and five design studios across 38 states as of September 26, 2024. The Company offers a broad assortment of in-stock hard-surface flooring, including tile, wood, laminate and vinyl, and natural stone along with decorative accessories and wall tile, installation materials, and adjacent categories at everyday low prices. The Company was founded in 2000 and is headquartered in Atlanta, Georgia.
Investor Contacts:
Wayne Hood
Senior Vice President of Investor Relations
678-505-4415
wayne.hood@flooranddecor.com
or
Matt McConnell
Senior Manager of Investor Relations

770-257-1374
matthew.mcconnell@flooranddecor.com
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